Exhibit 99.1

Corporate

Investor Relations

Conceptus	Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4700

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Rebecca Holt
(650) 628-4909
Rebecca_Holt@conceptus.com

CONCEPTUS SUBMITS PMA SUPPLEMENT TO SUPPORT
ESSURE FOUR- AND FIVE-YEAR EFFECTIVENESS

SAN CARLOS, Calif. (February 24, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today announced that it has submitted a Pre-Market Approval (PMA) supplement to the U.S. Food and Drug Administration (FDA) in order to extend effectiveness data on the Essure product labeling.

The supplemental filing supports an extension of the effectiveness of Essure to four and five years of follow-up and is expected to be unchanged from the 99.8% effectiveness rate for one, two and three years of follow-up. There continue to be no pregnancies to date among patients who had been enrolled in the Essure phase II and pivotal trials.

“With our compelling five year data, Essure has reached an important long-term milestone for clinical study of a medical device, and has reached it with an exceptionally high effectiveness rating that remains consistent over time,” commented Mark Sieczkarek, President and Chief Executive Officer of Conceptus.  “Essure has withstood the test of time by establishing a long-term efficacy so critical to physicians, payers and patients.  For women looking for permanent birth control, we believe that Essure continues to be the best choice from every perspective, including cost, convenience, risk and effectiveness.”

Based on past practices, Conceptus estimates that the PMA supplement could take up to six months for FDA action.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.   Essure is 99.80% effective after three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  FDA approvals on 4 and 5 year effectiveness, post approval study for placement rates, comparisons to surgical alternatives, the effect of these items on commercialization efforts, and the worldwide market for permanent birth control, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.